Exhibit 99.1

PerkinElmer Announces Financial Results for the First Quarter of 2012

  Revenue of $511 million, reported revenue growth of 14% and organic revenue growth of 6%
  Operating income from continuing operations of $36 million; Adjusted operating income of $79 million, up 160 basis points as a percentage of adjusted revenue
  GAAP earnings per share from continuing operations of $0.19; Adjusted earnings per share of $0.43, up 23%
  Raises full year adjusted earnings per share guidance

WALTHAM, Mass.--(BUSINESS WIRE)--April 26, 2012--PerkinElmer, Inc. (NYSE: PKI), a global leader focused on improving the health and safety of people and the environment, today reported financial results for the first quarter ended April 1, 2012. The Company reported GAAP earnings per share from continuing operations of $0.19, as compared to $0.24 in the first quarter of 2011. GAAP earnings per share were unfavorably impacted by non-cash charges primarily related to acquisitions completed in 2011. On a non-GAAP basis, which includes the adjustments noted in the attached reconciliation, the Company announced adjusted earnings per share of $0.43, representing an increase of 23% as compared to the first quarter of 2011.

“We are pleased to have started 2012 with better-than-expected growth in both revenue and adjusted earnings per share. This performance was particularly encouraging considering our strong financial performance in the first quarter of 2011,” said Robert Friel, chairman and chief executive officer of PerkinElmer. “We continue to make progress against our strategic initiatives through our focus on innovation, our multi-year productivity initiatives and our successful acquisition integration efforts.”

Revenue in the first quarter of 2012 was $510.9 million, up 14% as compared to the same period a year ago. Adjusted revenue in the first quarter of 2012 was $517.4 million, which includes the adjustments noted in the attached reconciliation, up 16% as compared to the first quarter of 2011. Adjusted revenue in the Human and Environmental Health segments increased by 27% and 6%, respectively, as compared to the same period a year ago. Organic revenue, which includes the adjustments noted in the attached reconciliation, increased 9% in the Human Health segment and 3% in the Environmental Health segment compared to the first quarter of 2011.

Operating income from continuing operations for the first quarter of 2012 was $36.4 million, as compared to $41.4 million for the same period a year ago. Adjusted operating income, which includes the adjustments noted in the attached reconciliation, increased by 160 basis points as a percentage of adjusted revenue to $79.0 million, as compared to $61.1 million in the first quarter of 2011.

For the first quarter of 2012, operating cash flow from continuing operations was $15.3 million as compared to $47.3 million in the first quarter of 2011. The Company made a contribution to its defined benefit pension plan in the United States of $17.0 million in the first quarter of 2012 and received a tax refund of approximately $8.9 million in the first quarter of 2011.

Financial Overview by Reporting Segment

Human Health:

  Revenue of $254.0 million for the first quarter of 2012, as compared to $201.3 million for the first quarter of 2011.
  Operating income of $21.9 million, as compared to $21.5 million for the same period a year ago.
  Adjusted operating profit margin was 20.4% as a percentage of adjusted revenue, an increase of approximately 200 basis points as compared to the first quarter of 2011.

Environmental Health

  Revenue of $256.9 million for the first quarter of 2012, as compared to $245.9 million for the first quarter of 2011.
  Operating income of $26.4 million, as compared to $30.2 million for the same period a year ago.
  Adjusted operating profit margin was 14.4% as a percentage of adjusted revenue, an increase of approximately 30 basis points as compared to the first quarter of 2011.

Financial Guidance

For the full year 2012, the Company reconfirmed its forecast for organic revenue to increase in the mid-single digit range relative to 2011. For the full year 2012, the Company forecasts GAAP earnings per share from continuing operations in the range of $1.27 to $1.32 and on a non-GAAP basis, which is expected to include the adjustments noted in the attached reconciliation, adjusted earnings per share in the range of $2.00 to $2.05 as compared to the Company’s previously communicated guidance range of $1.98 to $2.04.

Conference Call Information

The Company will discuss its first quarter results and its outlook for business trends in a conference call on April 26, 2012 at 5:00 p.m. Eastern Time (ET). To access the call, please dial (617) 213 - 8856 prior to the scheduled conference call time and provide the access code 90431696. A playback of this conference call will be available beginning 7:00 p.m. ET, Thursday, April 26, 2012. The playback phone number is (617) 801-6888 and the code number is 76741664.

A live audio webcast of the call will be available on the Investor section of the Company’s Web site, www.perkinelmer.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Company’s Web site for a two week period beginning approximately two hours after the call.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this earnings announcement also contains non-GAAP financial measures. The reasons that we use these measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included below following our GAAP financial statements.

Factors Affecting Future Performance

This press release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to estimates and projections of future earnings per share, cash flow and revenue growth and other financial results, developments relating to our customers and end-markets, and plans concerning business development opportunities and divestitures. Words such as "believes," "intends," "anticipates," "plans," "expects," "projects," "forecasts," "will" and similar expressions, and references to guidance, are intended to identify forward-looking statements. Such statements are based on management's current assumptions and expectations and no assurances can be given that our assumptions or expectations will prove to be correct. A number of important risk factors could cause actual results to differ materially from the results described, implied or projected in any forward-looking statements. These factors include, without limitation: (1) markets into which we sell our products declining or not growing as anticipated; (2) fluctuations in the global economic and political environments; (3) our failure to introduce new products in a timely manner; (4) our ability to execute acquisitions and license technologies, or to successfully integrate acquired businesses and licensed technologies into our existing business or to make them profitable, or successfully divest businesses; (5) our failure to adequately protect our intellectual property; (6) the loss of any of our licenses or licensed rights; (7) our ability to compete effectively; (8) fluctuation in our quarterly operating results and our ability to adjust our operations to address unexpected changes; (9) significant disruption in third-party package delivery and import/export services or significant increases in prices for those services; (10) disruptions in the supply of raw materials and supplies; (11) the manufacture and sale of products exposing us to product liability claims; (12) our failure to maintain compliance with applicable government regulations; (13) regulatory changes; (14) our failure to comply with healthcare industry regulations; (15) economic, political and other risks associated with foreign operations; (16) our ability to retain key personnel; (17) significant disruption in our information technology systems; (18) our ability to obtain future financing; (19) restrictions in our credit agreements; (20) our ability to realize the full value of our intangible assets; (21) significant fluctuations in our stock price; (22) reduction or elimination of dividends on our common stock; and (23) other factors which we describe under the caption "Risk Factors" in our most recent annual report on Form 10-K and in our other filings with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended
(In thousands, except per share data)	April 1, 2012	April 3, 2011

Revenue	$510,890	$447,178

Cost of revenue	278,876	246,867
Research and development expenses	32,624	26,185
Selling, general and administrative expenses	156,849	132,695
Restructuring and lease charges, net	6,159	-

Operating income from continuing operations	36,382	41,431

Interest income	(210)	(322)
Interest expense	11,437	3,916
Other expense	1,603	2,162

Income from continuing operations before income taxes	23,552	35,675

Provision for income taxes	1,476	8,384

Net income from continuing operations	22,076	27,291

Gain (loss) on disposition of discontinued operations, before income taxes	535	(1,584)
Provision for income taxes on discontinued operations and dispositions	42	794

Net income (loss) from discontinued operations and dispositions	493	(2,378)

Net income	$22,569	$24,913

Diluted earnings (loss) per share:
Net income from continuing operations	$0.19	$0.24

Net income (loss) from discontinued operations and dispositions	0.00	(0.02)

Net income	$0.20	$0.22

Weighted average diluted shares of common stock outstanding	114,119	115,140

ABOVE PREPARED IN ACCORDANCE WITH GAAP

Additional Supplemental Information:
(per share, continuing operations)

GAAP EPS from continuing operations	$0.19	$0.24
Amortization of intangible assets, net of income taxes	0.13	0.09
Purchase accounting adjustments, net of income taxes	0.06	0.00
Acquisition-related costs, net of income taxes	0.00	0.02
Mark to market and curtailments on post-retirement benefits, net of income taxes	0.01	(0.00)
Restructuring and lease charges, net of income taxes	0.04	-
Adjusted EPS	$0.43	$0.35

PerkinElmer, Inc. and Subsidiaries
REVENUE AND OPERATING INCOME (LOSS)

		Three Months Ended
(In thousands)		April 1, 2012	April 3, 2011

Human Health	Revenue	$253,961	$201,321
	Purchase accounting adjustments	2,411	191
	Adjusted Revenue	256,372	201,512

	Operating income	21,945	21,537
	OP%	8.6%	10.7%
	Amortization of intangible assets	17,666	12,650
	Purchase accounting adjustments	7,470	592
	Acquisition-related costs	191	2,244
	Restructuring and lease charges, net	4,941	-
	Adjusted operating income	$52,213	$37,023
	Adjusted OP%	20.4%	18.4%

Environmental Health	Revenue	$256,929	$245,857
	Purchase accounting adjustments	4,062	-
	Adjusted Revenue	260,991	245,857

	Operating income	26,395	30,242
	OP%	10.3%	12.3%
	Amortization of intangible assets	5,733	3,735
	Purchase accounting adjustments	4,077	-
	Acquisition-related costs	60	626
	Restructuring and lease charges, net	1,218	-
	Adjusted operating income	$37,483	$34,603
	Adjusted OP%	14.4%	14.1%

Corporate	Operating loss	(11,958)	(10,348)
	Mark to market and curtailments on post-retirement benefits	1,219	(163)
	Adjusted operating loss	$(10,739)	$(10,511)

Continuing Operations	Revenue	$510,890	$447,178
	Purchase accounting adjustments	6,473	191
	Adjusted Revenue	517,363	447,369

	Operating income	36,382	41,431
	OP%	7.1%	9.3%
	Amortization of intangible assets	23,399	16,385
	Purchase accounting adjustments	11,547	592
	Acquisition-related costs	251	2,870
	Mark to market and curtailments on post-retirement benefits	1,219	(163)
	Restructuring and lease charges, net	6,159	-
	Adjusted operating income	$78,957	$61,115
	Adjusted OP%	15.3%	13.7%

REPORTED REVENUE AND REPORTED OPERATING INCOME (LOSS) PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	April 1, 2012	April 3, 2011
(In thousands)

Operating activities:
Net income	$22,569	$24,913
Add: Net (income) loss from discontinued operations and dispositions	(493)	2,378
Net income from continuing operations	22,076	27,291
Adjustments to reconcile net income from continuing operations to net cash provided by continuing operations:
Stock-based compensation	5,476	3,054
Restructuring and lease charges, net	6,159	-
Amortization of deferred debt issuance costs	867	635
Depreciation and amortization	32,007	23,953
Amortization of acquired inventory revaluation	4,495	110
Changes in assets and liabilities which provided (used) cash, excluding effects from companies purchased and divested:
Accounts receivable, net	5,850	24,609
Inventories, net	(12,970)	(9,743)
Accounts payable	(11,719)	(16,330)
Accrued expenses and other	(36,981)	(6,299)
Net cash provided by operating activities of continuing operations	15,260	47,280
Net cash provided by (used in) operating activities of discontinued operations	279	(4,629)
Net cash provided by operating activities	15,539	42,651

Investing activities:
Capital expenditures	(5,228)	(7,681)
Payments for acquisitions and investments, net of cash and cash equivalents acquired	-	(56,602)
Net cash used in investing activities	(5,228)	(64,283)

Financing activities:
Payments on debt	(122,000)	(118,200)
Proceeds from borrowings	111,000	208,000
Payments of debt issuance costs	(279)	-
Payments on other credit facilities	-	(38)
Payments for acquisition related contingent consideration	-	(137)
Tax benefit from exercise of common stock options	1,139	7,772
Proceeds from issuance of common stock under stock plans	9,499	18,030
Purchases of common stock	(1,632)	(109,224)
Dividends paid	(7,922)	(8,106)
Net cash used in financing activities of continuing operations	(10,195)	(1,903)
Net cash used in financing activities of discontinued operations	-	(1,908)
Net cash used in financing activities	(10,195)	(3,811)

Effect of exchange rate changes on cash and cash equivalents	2,299	21,205

Net increase (decrease) in cash and cash equivalents	2,415	(4,238)
Cash and cash equivalents at beginning of period	142,342	420,086
Cash and cash equivalents at end of period	$144,757	$415,848

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

(In thousands)	April 1, 2012	January 1, 2012

Current assets:
Cash and cash equivalents	$144,757	$142,342
Accounts receivable, net	407,867	409,888
Inventories, net	251,858	240,763
Other current assets	103,380	69,023
Current assets of discontinued operations	202	202
Total current assets	908,064	862,218

Property, plant and equipment, net:
At cost	458,233	451,953
Accumulated depreciation	(286,550)	(277,386)
Property, plant and equipment, net	171,683	174,567
Marketable securities and investments	1,113	1,105
Intangible assets, net	638,763	661,607
Goodwill	2,103,059	2,093,626
Other assets, net	41,556	41,075
Total assets	$3,864,238	$3,834,198

Current liabilities:
Accounts payable	$163,003	$173,153
Accrued restructuring costs	15,056	13,958
Accrued expenses	423,517	411,526
Current liabilities of discontinued operations	1,210	1,429
Total current liabilities	602,786	600,066

Long-term debt	933,971	944,908
Long-term restructuring costs	8,437	8,928
Other long-term liabilities	436,461	438,080
Total liabilities	1,981,655	1,991,982

Commitments and contingencies

Total stockholders' equity	1,882,583	1,842,216
Total liabilities and stockholders' equity	$3,864,238	$3,834,198

PREPARED IN ACCORDANCE WITH GAAP

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(In millions, except per share data)	PKI
	Three Months Ended
	April 1, 2012		April 3, 2011
Adjusted revenue:
Revenue	$510.9		$447.2
Purchase accounting adjustments	6.5		0.2
Adjusted revenue	$517.4		$447.4

Adjusted gross margin:
Gross margin	$232.0	45.4%	$200.3	44.8%
Amortization of intangible assets	13.0	2.5%	11.4	2.6%
Purchase accounting adjustments	11.0	2.1%	0.3	0.1%
Mark to market and curtailments on post-retirement benefits	1.2	0.2%	(0.2)	0.0%
Adjusted gross margin	$257.2	49.7%	$211.9	47.4%

Adjusted SG&A:
SG&A	$156.8	30.7%	$132.7	29.7%
Amortization of intangible assets	(10.3)	-2.0%	(4.6)	-1.0%
Purchase accounting adjustments	(0.6)	-0.1%	(0.3)	-0.1%
Acquisition-related costs	(0.3)	0.0%	(2.9)	-0.6%
Adjusted SG&A	$145.7	28.2%	$124.9	27.9%

Adjusted R&D:
R&D	$32.6	6.4%	$26.2	5.9%
Amortization of intangible assets	(0.1)	0.0%	(0.3)	-0.1%
Adjusted R&D	$32.5	6.3%	$25.8	5.8%

Adjusted operating income:
Operating income	$36.4	7.1%	$41.4	9.3%
Amortization of intangible assets	23.4	4.5%	16.4	3.7%
Purchase accounting adjustments	11.5	2.2%	0.6	0.1%
Acquisition-related costs	0.3	0.0%	2.9	0.6%
Mark to market and curtailments on post-retirement benefits	1.2	0.2%	(0.2)	0.0%
Restructuring and lease charges, net	6.2	1.2%	-	0.0%
Adjusted operating income	$79.0	15.3%	$61.1	13.7%

	PKI
	Three Months Ended
	April 1, 2012		April 3, 2011
Adjusted EPS:
EPS	$0.20		$0.22
Discontinued operations, net of income taxes	0.00		(0.02)
EPS from continuing operations	0.19		0.24
Amortization of intangible assets, net of income taxes	0.13		0.09
Purchase accounting adjustments, net of income taxes	0.06		0.00
Acquisition-related costs, net of income taxes	0.00		0.02
Mark to market and curtailments on post-retirement benefits,
net of income taxes	0.01		(0.00)
Restructuring and lease charges, net of income taxes	0.04		-
Adjusted EPS	$0.43		$0.35

	PKI
			FY2012

Adjusted EPS:			Projected
EPS from continuing operations			$1.27 - $1.32
Amortization of intangible assets, net of income taxes			0.51
Purchase accounting adjustments, net of income taxes			0.17
Acquisition-related costs, net of income taxes			0.00
Mark to market and curtailments on post-retirement benefits,
net of income taxes			0.01
Restructuring and lease charges, net of income taxes			0.04
Adjusted EPS			$2.00 - $2.05

	Human Health
	Three Months Ended
	April 1, 2012		April 3, 2011
Adjusted revenue:
Revenue	$254.0		$201.3
Purchase accounting adjustments	2.4		0.2
Adjusted revenue	$256.4		$201.5

Adjusted operating income:
Operating income	$21.9	8.6%	$21.5	10.7%
Amortization of intangible assets	17.7	6.9%	12.7	6.3%
Purchase accounting adjustments	7.5	2.9%	0.6	0.3%
Acquisition-related costs	0.2	0.1%	2.2	1.1%
Restructuring and lease charges, net	4.9	1.9%	-	0.0%
Adjusted operating income	$52.2	20.4%	$37.0	18.4%

	Environmental Health
	Three Months Ended
	April 1, 2012		April 3, 2011
Adjusted revenue:
Revenue	$256.9		$245.9
Purchase accounting adjustments	4.1		-
Adjusted revenue	$261.0		$245.9

Adjusted operating income:
Operating income	$26.4	10.3%	$30.2	12.3%
Amortization of intangible assets	5.7	2.2%	3.7	1.5%
Purchase accounting adjustments	4.1	1.6%	-	0.0%
Acquisition-related costs	0.1	0.0%	0.6	0.3%
Restructuring and lease charges, net	1.2	0.5%	-	0.0%
Adjusted operating income	$37.5	14.4%	$34.6	14.1%

PerkinElmer, Inc. and Subsidiaries
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

PKI
Q1 2012
Organic revenue growth:
Reported revenue growth	14%
Less: effect of foreign exchange rates	-1%
Less: effect of acquisitions including purchase accounting adjustments	10%
Organic revenue growth	6%

Human Health
Q1 2012
Organic revenue growth:
Reported revenue growth	26%
Less: effect of foreign exchange rates	-1%
Less: effect of acquisitions including purchase accounting adjustments	18%
Organic revenue growth	9%

Environmental Health
Q1 2012
Organic revenue growth:
Reported revenue growth	5%
Less: effect of foreign exchange rates	-1%
Less: effect of acquisitions including purchase accounting adjustments	3%
Organic revenue growth	3%

Adjusted Revenue and Adjusted Revenue Growth

We use the term “adjusted revenue” to refer to GAAP revenue, including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted revenue growth” to refer to the measure of comparing current period adjusted revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate long-term performance trends and to assess our ability to invest in our business. Adjusted revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Organic Revenue and Organic Revenue Growth

We use the term “organic revenue” to refer to GAAP revenue, excluding the effect of foreign currency translation and acquisitions, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “organic revenue growth” to refer to the measure of comparing current period organic revenue with the corresponding period of the prior year. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate long-term performance trends and to assess our ability to invest in our business. Organic revenue growth also provides for easier comparisons of our performance with prior and future periods and relative comparisons to our peers. We exclude the effect of foreign currency translation from these measures because foreign currency translation is subject to volatility and can obscure underlying trends. We exclude the effect of acquisitions because acquisition activity can vary dramatically between reporting periods and between us and our peers, which we believe makes comparisons of long-term performance trends difficult for management and investors, and could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Gross Margin and Adjusted Gross Margin Percentage

We use the term “adjusted gross margin” to refer to GAAP gross margin, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, and adjustments for mark-to-market accounting and curtailments on post-retirement benefits, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. We use the related term “adjusted gross margin percentage” to refer to adjusted gross margin as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the performance of our investments in technology, to evaluate the long-term profitability trends and to assess our ability to invest in our business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what we believe our investors consider to be costs of producing our products and could distort the additional value generated over the cost of producing those products. In addition, inventory fair value adjustments related to business acquisitions and adjustments for mark-to-market accounting and curtailments on post-retirement benefits do not represent what we believe our investors consider to be costs used in producing our products. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Selling, General and Administrative (SG&A) Expense and Adjusted SG&A Percentage

We use the term “adjusted SG&A expense” to refer to GAAP SG&A expense, excluding amortization of intangible assets, changes to the fair values assigned to contingent consideration, and other costs related to business acquisitions. We use the related term “adjusted SG&A percentage” to refer to adjusted SG&A expense as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better measure the cost of the internal operating structure, our ability to leverage that structure and the level of investment required to grow our business. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what we believe our investors consider to be costs that support our internal operating structure and could distort the efficiencies of that structure. We exclude changes to the fair values assigned to contingent consideration and other costs related to business acquisitions, because they only occur due to an acquisition and the potential subsequent repositioning of the business that could distort the performance measures of costs to support our internal operating structure.

Adjusted Research and Development (R&D) Expense and Adjusted R&D Percentage

We use the term “adjusted R&D expense” to refer to GAAP R&D expense, excluding amortization of intangible assets. We use the related term “adjusted R&D percentage” to refer to adjusted R&D expense as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to better understand and evaluate our internal technology investments. We exclude amortization of intangible assets from these measures because intangibles amortization charges do not represent what we believe our investors consider to be internal investments in R&D activities and could distort our R&D investment level.

Adjusted Operating Income, Adjusted Operating Profit Percentage and Adjusted Operating Profit Margin

We use the term “adjusted operating income,” to refer to GAAP operating income, excluding amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, and restructuring and lease charges, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. Adjusted operating income is calculated by subtracting adjusted R&D expense and adjusted SG&A expense from adjusted gross margin. We use the related term “adjusted operating profit percentage,” or “adjusted operating profit margin,” to refer to adjusted operating income as a percentage of adjusted revenue. We believe that these non-GAAP measures, when taken together with our GAAP financial measures, allow us and our investors to analyze the costs of the different components of producing and selling our products, to better measure the performance of our internal investments in technology and to evaluate the long-term profitability trends of our core operations. Adjusted operating income also provides for easier comparisons of our performance and profitability with prior and future periods and relative comparisons to our peers. We believe our investors do not consider the items that we exclude from adjusted operating income to be costs of producing our products, investments in technology and production or costs to support our internal operating structure, and so we present this non-GAAP measure to avoid overstating or understating to our investors the performance of our operations. We exclude restructuring and lease charges because they tend to occur due to an acquisition, divestiture, repositioning of the business or other unusual event that could distort the performance measures of our internal investments and costs to support our internal operating structure. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

Adjusted Earnings Per Share

We use the term “adjusted earnings per share,” or “adjusted EPS,” to refer to GAAP earnings per share, excluding discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, and restructuring and lease charges, and including estimated revenue from contracts acquired in various acquisitions that will not be fully recognized due to business combination accounting rules. Adjusted earnings per share is calculated by subtracting the items above included in adjusted gross margin, adjusted R&D expense, adjusted SG&A expense, and restructuring and lease charges, and provision for taxes related to these items, from GAAP earnings per share. We believe that this non-GAAP measure, when taken together with our GAAP financial measures, allows us and our investors to analyze the costs of producing and selling our products and the performance of our internal investments in technology and our internal operating structure, to evaluate the long-term profitability trends of our core operations and to calculate the underlying value of the core business on a dilutive share basis, which is a key measure of the value of the Company used by our management and we believe used by investors as well. Adjusted earnings per share also facilitates the overall analysis of the value of the Company and the core measure of the success of our operating business model as compared to prior and future periods and relative comparisons to our peers. We exclude discontinued operations, amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, and restructuring and lease charges, as these items do not represent what we believe our investors consider to be costs of producing our products, investments in technology and production, and costs to support our internal operating structure, which could result in overstating or understating to our investors the performance of our operations. We include estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination rules. Our GAAP revenue for the periods subsequent to our acquisitions does not reflect the full amount of revenue on such contracts that would have otherwise been recorded by the acquired businesses. The non-GAAP adjustment is intended to reflect the full amount of such revenue. We believe our investors will use this adjustment as a measure of the ongoing performance of the acquired businesses because customers have historically entered into such contracts for renewed and/or developmental support, although there can be no assurance that customers will do so in the future.

The first quarter tax effect on adjusted EPS for (i) discontinued operations was an expense of $0.00 in 2012 and an expense of $0.01 in 2011, (ii) amortization of intangible assets was an expense of $0.07 in 2012 and an expense of $0.05 in 2011, (iii) inventory fair value adjustments related to business acquisitions was an expense of $0.01 in 2012 and an expense of $0.00 in 2011, (iv) other costs related to business was an expense of $0.00 in 2012 and an expense of $0.01 in 2011, (v) restructuring and lease charges was an expense of $0.02 in 2012 and an expense of $0.00 in 2011, and (vi) the estimated revenue from contracts acquired with various acquisitions that will not be fully recognized due to business combination accounting rules was an expense of $0.02 in 2012 and an expense of $0.00 in 2011. The first quarter tax effect on adjusted EPS for each of the remaining items (changes to the fair values assigned to contingent consideration and adjustments for mark-to-market accounting and curtailments on post-retirement benefits) was $0.00 for both 2012 and 2011. The tax effect for discontinued operations is calculated based on the authoritative guidance in the Financial Accounting Standards Board’s Accounting Standards Codification 740, Income Taxes. The tax effect for amortization of intangible assets, inventory fair value adjustments related to business acquisitions, changes to the fair values assigned to contingent consideration, other costs related to business acquisitions, adjustments for mark-to-market accounting and curtailments on post-retirement benefits, restructuring and lease charges, and the estimated revenue from contracts acquired with various acquisitions is calculated based on operational results and applicable jurisdictional law, which contemplates tax rates currently in effect to determine our tax provision.

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The non-GAAP financial measures described above are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies.

Each of the non-GAAP financial measures listed above are also used by our management to evaluate our operating performance, communicate our financial results to our Board of Directors, benchmark our results against our historical performance and the performance of our peers, evaluate investment opportunities including acquisitions and discontinued operations, and determine the bonus payments for senior management and employees.

About PerkinElmer

PerkinElmer, Inc. is a global leader focused on improving the health and safety of people and the environment. The company reported revenue of approximately $1.9 billion in 2011, has about 7,000 employees serving customers in more than 150 countries, and is a component of the S&P 500 Index. Additional information is available through 1-877-PKI-NYSE, or at www.perkinelmer.com.

CONTACT:
Investor Relations:
PerkinElmer, Inc.
David C. Francisco, 781-663-5677
dave.francisco@perkinelmer.com
or
Media Contact:
PerkinElmer, Inc.
Stephanie R. Wasco, 781-663-5701
stephanie.wasco@perkinelmer.com